Smart Sand, Inc. Announces Second Quarter 2023 Results
•2Q 2023 total tons sold of approximately 1.1 million
•2Q 2023 revenue of $74.8 million
•2Q 2023 net income of $6.3 million
•2Q 2023 adjusted EBITDA of $11.4 million
•2Q 2023 net cash provided by operating activities of $16.1 million
•2Q 2023 free cash flow of $10.8 million

SPRING, Texas, August 8, 2023 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services and a provider of industrial product solutions, today announced results for the second quarter of 2023.
“Smart Sand continued to deliver solid financial and operating results in the second quarter of 2023,” stated Charles Young, Smart Sand’s Chief Executive Officer. Second quarter net income and Adjusted EBITDA were higher than comparable results for the first quarter of 2023 and the second quarter 2022. Our net cash provided by operating activities has been strong leading to almost $11 million in free cash flow in the second quarter of 2023. We had increased frac sales volumes into the Bakken through our Van Hook, North Dakota terminal in the quarter and higher industrial product solutions sales.
We continue to take advantage of our high quality Northern White asset base and superior logistics service offerings to deliver strong financial returns for our shareholders. We started up operations at our Blair, Wisconsin facility and delivered our first sand shipments into the Canadian market. This is a key Northern White frac sand market that we can now compete in. We also put our first belt system to work in our SmartSystems last mile operations. This belt allows much higher delivery of frac sand into the blender of the pressure pumping equipment while reducing our fleet maintenance expense. Additionally, our Industrial Products Solutions business had its best quarter to date, with sales volumes increasing by 70% over first quarter 2023 results. We generated approximately $12 million in free cash flow and paid down approximately $12 million in debt in the first six months of 2023. Going into the third quarter, we believe the market fundamentals for Northern White sand continue to be positive and we plan to continue to build on the positive momentum we have achieved in the first six months of 2023.”
Second Quarter 2023 Results
Tons sold were approximately 1,084,000 in the second quarter of 2023, compared to approximately 1,195,000 tons in the first quarter of 2023 and 1,196,000 tons in the second quarter of 2022, a decrease of 9% both sequentially and over the comparable period in 2022.
Revenues were $74.8 million in the second quarter of 2023, compared to $82.4 million in the first quarter of 2023 and $68.7 million in the second quarter of 2022. Revenues decreased in the second quarter of 2023, compared to the first quarter of 2023, due to lower tons sold in the second quarter of 2023 and contractual shortfall revenue recognized in the first quarter of 2023. While tons sold were marginally lower in the second quarter of 2023 compared to the second quarter of 2022, revenues increased as a result of higher average sales prices for our sand. Supply and demand fundamentals for Northern White sand have improved due to consistent demand for oil and natural gas leading to increased well completion activity, which has helped to support higher pricing for our sand.
Gross profit was $12.7 million in the second quarter of 2023, compared to $11.6 million in the first quarter of 2023 and $9.0 million in the second quarter of 2022. Gross profit improved in the second quarter of 2023 compared to the first quarter of 2023 primarily due to lower seasonal production costs in spring and summer months and lower freight expenses due to a shift in the sales mix of the basins we delivered into. Gross profit improved for the second quarter of 2023 compared to the second quarter of 2022 primarily due to higher average sales prices for our sand.
For the second quarter of 2023, we had net income of $6.3 million, or $0.17 per basic and diluted share, compared to a net loss of $3.6 million, or $(0.09) per basic and diluted share, for the first quarter of 2023 and a net loss of $0.1 million, or $0.00 per basic and diluted share, for the second quarter of 2022. Although we had lower sales volume sequentially, we achieved higher net income in the second quarter of 2023 compared to the first quarter of 2023 due to higher average sales prices for our sand and lower operating expenses. In the first quarter of 2023, operating expenses included a $1.9 million net loss on disposal of fixed assets and year end 2022 bonuses that were paid in the first quarter. The improvement in net income in the current year period relative to the prior year period was primarily due to higher average sales prices as increased demand caused a positive shift in sand prices, partially offset by an increase in operating expenses.
Contribution margin of $19.0 million, or $17.57 per ton sold, for the second quarter of 2023 was an increase compared to $17.8 million, or $14.89 per ton sold for the first quarter of 2023, and second quarter 2022 contribution margin of $15.3 million, or $12.75 per ton sold. The increase in contribution margin and contribution margin per ton in the second quarter of 2023, compared to the first quarter of 2023, was due primarily to lower production costs and improved contribution margin from our SmartSystem fleet. The increase in contribution margin and contribution margin per ton in the second quarter of 2023 compared to the second quarter of 2022 was primarily due to higher average sales prices and increased utilization of our SmartSystems fleet.
Adjusted EBITDA was $11.4 million for the second quarter of 2023, compared to $8.4 million for the first quarter of 2023 and $9.2 million for the second quarter of 2022. The increase in Adjusted EBITDA in the second quarter of 2023 compared to the prior quarter was primarily due to lower production and freight expenses in the second quarter and lower operating expenses. The improvement in Adjusted EBITDA in the second quarter of 2023 compared to the same period in 2022 was primarily due to higher average sales prices of our sand along with increased Industrial Products Solutions sales and higher utilization of our SmartSystems fleet.
Net cash provided by operating activities was $16.1 million in the second quarter of 2023, compared to net cash provided by operating activities of $5.1 million in the first quarter of 2023 and net cash used in operating activities of $2.3 million in the second quarter of 2022. The improvement in net cash provided by operating activities in the second quarter of 2023 compared to the first quarter of 2023 was primarily due to having positive net income this quarter compared to a net loss in prior quarter, along with the timing of collections from customers and payments to vendors. The increase in net cash provided by operating activities in the second quarter of 2023 compared to the second quarter of 2022 was primarily due to higher net income in the current period and higher working capital investments in the comparable period in 2022 as sales were increasing.
Free cash flow was $10.8 million for the second quarter of 2023. Net cash provided by operating activities was $16.1 million and capital expenditures were $5.2 million in the second quarter of 2023. We currently estimate that full year 2023 capital expenditures will be between $20.0 million and $25.0 million.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of June 30, 2023, cash on hand was $5.5 million and we had $19.0 million in undrawn availability on our ABL Credit Facility.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on August 9, 2023 at 10:00 a.m. Eastern Time to discuss its second quarter 2023 financial results. Investors are invited to join the conference by dialing (412)-317-0790 or 1-877-870-4263 and referencing “Smart Sand” when connected to the operator.

Additionally, the call may also be streamed via webcast at https://app.webinar.net/1ZrWVRQqaAD or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2023, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed by the Company with the SEC on August 8, 2023.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand sales revenue	$72,435	$78,098	$67,111
Shortfall revenue	—	1,915	—
Logistics revenue	2,341	2,337	1,603
Total revenue	74,776	82,350	68,714
Cost of goods sold	62,087	70,713	59,743
Gross profit	12,689	11,637	8,971
Operating expenses:
Salaries, benefits and payroll taxes	4,363	5,145	3,225
Depreciation and amortization	629	592	563
Selling, general and administrative	4,590	5,619	3,812
Loss (gain) on disposal of fixed asset, net	24	1,889	(16)
Total operating expenses	9,606	13,245	7,584
Operating income (loss)	3,083	(1,608)	1,387
Other income (expenses):
Interest expense, net	(223)	(441)	(406)
Other income	159	48	56
Total other income (expenses), net	(64)	(393)	(350)
Income (loss) before income tax (benefit) expense	3,019	(2,001)	1,037
Income tax (benefit) expense	(3,288)	1,598	1,127
Net income (loss)	$6,307	$(3,599)	$(90)
Net income (loss) per common share:
Basic	$0.17	$(0.09)	$—
Diluted	$0.17	$(0.09)	$—
Weighted-average number of common shares:
Basic	37,968	41,272	42,181
Diluted	37,968	41,272	42,181

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,492	$5,510
Accounts receivable	29,996	35,746
Unbilled receivables	257	79
Inventory	23,005	20,185
Prepaid expenses and other current assets	1,554	6,593
Total current assets	60,304	68,113
Property, plant and equipment, net	256,790	258,843
Operating lease right-of-use assets	25,055	26,075
Intangible assets, net	6,272	6,669
Other assets	214	303
Total assets	$348,635	$360,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,201	$14,435
Accrued expenses and other liabilities	12,691	13,430
Deferred revenue	6,345	6,959
Current portion of long-term debt	5,521	6,183
Current portion of operating lease liabilities	11,014	10,910
Total current liabilities	50,772	51,917
Long-term debt	7,462	9,807
Long-term operating lease liabilities	15,746	17,642
Long-term deferred tax liabilities, net	16,490	18,238
Asset retirement obligations	19,323	18,888
Other non-current liabilities	40	40
Total liabilities	109,833	116,532
Commitments and contingencies
Stockholders’ equity
Common stock	38	43
Treasury stock	(14,000)	(5,075)
Additional paid-in capital	180,046	178,386
Retained earnings	72,598	69,890
Accumulated other comprehensive income	120	227
Total stockholders’ equity	238,802	243,471
Total liabilities and stockholders’ equity	$348,635	$360,003

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	6,307	(3,599)	(90)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	6,785	6,553	6,638
Amortization of intangible assets	199	199	199
Loss (gain) on disposal of fixed assets	24	1,889	(16)
Provision for bad debt	—	—	1
Amortization of deferred financing cost	27	26	27
Accretion of debt discount	46	47	46
Deferred income taxes	(3,417)	1,669	911
Stock-based compensation	833	779	802
Employee stock purchase plan compensation	8	7	6
Changes in assets and liabilities:
Accounts receivable	5,982	(74)	(5,563)
Unbilled receivables	1,027	(1,363)	(3,236)
Inventories	(2,921)	101	(3,291)
Prepaid expenses and other assets	4,871	(676)	(1,981)
Deferred revenue	444	(1,058)	(3,369)
Accounts payable	(3,214)	1,165	3,422
Accrued and other expenses	(933)	(560)	3,207
Net cash provided by (used in) operating activities	16,068	5,105	(2,287)
Investing activities:
Purchases of property, plant and equipment	(5,227)	(4,018)	(1,369)
Proceeds from disposal of assets	72	1	—
Net cash used in investing activities	(5,155)	(4,017)	(1,369)
Financing activities:
Repayments of notes payable	(5,937)	(1,513)	(1,805)
Payments under equipment financing obligations	(37)	(86)	(25)
Proceeds from revolving credit facility	1,000	14,000	3,000
Repayment of revolving credit facility	(8,000)	(7,000)	—
Proceeds from equity issuance	—	33	—
Purchase of treasury stock	(51)	(4,428)	(114)
Net cash (used in) provided by financing activities	(13,025)	1,006	1,056
Net increase in cash and cash equivalents	(2,112)	2,094	(2,600)
Cash and cash equivalents at beginning of period	7,604	5,510	4,698
Cash and cash equivalents at end of period	$5,492	$7,604	$2,098

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands, except per ton amounts)
Revenue	$74,776	$82,350	$68,714
Cost of goods sold	62,087	70,713	59,743
Gross profit	12,689	11,637	8,971
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,356	6,159	6,283
Contribution margin	$19,045	$17,796	$15,254
Contribution margin per ton	$17.57	$14.89	$12.75
Total tons sold	1,084	1,195	1,196
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	June 30, 2023	March 31, 2022	June 30, 2022
	(in thousands)
Net income (loss)	$6,307	$(3,599)	$(90)
Depreciation, depletion and amortization	6,750	6,551	6,658
Income tax expense (benefit)	(3,288)	1,598	1,127
Interest expense	457	442	417
Franchise taxes	102	336	131
EBITDA	$10,328	$5,328	$8,243
Net loss (gain) on disposal of fixed assets	25	1,889	(16)
Equity compensation	802	736	636
Acquisition and development costs	—	271	—
Cash charges related to restructuring and retention	18	—	106
Accretion of asset retirement obligations	235	200	190
Adjusted EBITDA	$11,408	$8,424	$9,159
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow.

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands)
Net cash provided by (used in) operating activities	$16,068	$5,105	$(2,287)
Purchases of property, plant and equipment, net	(5,227)	(4,018)	(1,369)
Free cash flow	$10,841	$1,087	$(3,656)

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com